                                                                  Exhibit 10.39


Omitted information, for which "x" characters have been substituted herein, has been omitted pursuant to a request for confidential treatment and such information has been filed separately with the office of the Secretary of the Securities and Exchange Commission.


                                  NBC/MAIL.COM
                                    AGREEMENT

This Agreement, dated as of February 8, 1998, is made and entered into between Mail.com, Inc. ("Mail.com") and NBC Multimedia, Inc. ("NBC"). NBC and Mail.com agree that this Agreement will serve as the binding agreement of the parties with respect to the matters herein set forth, and the parties hereto will use their good faith efforts to complete the issuance of the Common Stock (defined in Section 4.2 below). This Agreement supercedes any prior Agreement and understanding between the parties.


The following sets forth the general terms and conditions of the proposed arrangement:

1.       NBC.COM

a) FREE E-MAIL PROVIDER: Mail.com will be the provider of a free e-mail ("NBC email") service for NBC's NBC.com world wide web site and, subject to the approval of Mail.com (which may be withheld in the sole discretion of Mail.com), any other world wide web site operated or controlled by NBC on which NBC chooses, in its sole discretion, to place such services (collectively, "NBC.com").

b) INCLUSION OF MAIL.COM ON NBC.COM. The NBC email service will be located on an independent world wide web site which will be created, maintained and operated by Mail.com pursuant to the terms hereof. The base URL for the location of such NBC email service shall be HTTP://WWW.EMAIL.COM and may include other tags such that the appropriate NBC branding can be displayed. The URL shall direct users to servers operated and maintained by Mail.com during the term of the agreement for such purposes but users shall have the ability to link back to NBC.com. The site containing such NBC-branded services will be accessible through both (i) above the fold links (i.e., on the first screen visible to users) on the NBC.com home page for the first year of the NBC.com Agreement and anywhere on the NBC.com home page thereafter (e.g., it may be placed below the fold on the home page) and (ii) links (above the fold for the first year of the NBC.com Agreement) on the home page of any NBC.com entertainment show sub-sites on which NBC chooses, in its sole discretion, to include the NBC e-mail service, and which is acceptable to Mail.com

c) BRANDING. The site containing the NBC email service shall be branded similar to Snap's email.com branding but shall also include a specific NBC branded logo provided by NBC at NBC's sole discretion which shall be linked back to the NBC site . The homepage of NBC.com will have a "free email" button viewable in a 640 by 480 browser window, and NBC.com shall also include free email as part of the navigation bar of the site where appropriate. Upon clicking the free email link a user will be sent to page with the branding of "NBC email by email.com". An "email.com" logo mention will occur at the bottom of each page of the NBC branded email site. The usage of the NBC email service provided by Mail.com will be tracked by Mail.com for record keeping purposes and such records will be made available to NBC upon its reasonable request. Mail.com will provide NBC with a quarterly report of such usage which report will contain data in the form reasonably agreed upon by the parties. In addition, Mail.com will provide any other data and statistics regarding usage and users of the NBC branded email area of Mail.com which NBC reasonably requests from time to time, provided, that NBC will make commercially reasonable efforts to make no more than one such additional request for information per month. NBC also agrees that at a minimum Mail.com will receive comparable or better branding than other NBC partners providing comparable business terms.

d) GENERAL FEATURES: The NBC email service shall have have comparable features that Mail.com makes makes available to any other Mail.com customer or user from a comparable Mail.com partner, unless otherwise agreed by Mail.com and NBC. NBC shall have final approval of all aspects of the NBC email service.

e) UNIVERSAL REGISTRATION: In order to offer a universal service among all NBC affiliated groups including, NBC.com, NBC-IN, NBC/Snap, all users that sign up through NBC.com email or NBC-IN email will be automatically registered for services at NBC/Snap. To provide this level of functionality, Mail.com will control


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         the full email service except the first step of signup which will be branded exactly the same as the rest of the NBC.com site but will be hosted on NBC/Snap's server. Full universal registration includes the ability for NBC to add "you have mail" icons on the NBC page to indicate that an NBC.com User has received an email that they have not yet moved from their mailbox into the web client or retrieved with their POP client.

f) USAGE CONDITIONS: Use of the NBC email service by users of the NBC.com site shall be subject to Mail.com's standard terms and conditions for other Mail.com users, which terms and conditions shall be accessible by hyperlink from one or more Email Pages and NBC's general standard terms and conditions for NBC.com as well as any terms and conditions for use of the NBC email which NBC may develop from time to time. The parties agree that Mail.com will be responsible for affirmatively responding to any complaints from NBC or elsewhere that a user is not in compliance with all such terms and conditions, but NBC may, but shall not be obligated to, respond to such a complaint and cause Mail.com to (i) suspend any particular user's NBC email usage.

g) CUSTOMER SERVICE: Mail.com shall include an email link on one or more of the Email Pages to Mail.com's customer service staff. Mail.com shall use reasonable commercial efforts to respond to all customer service inquiries promptly after receipt.

h)       OPERATIONS, OWNERSHIP AND EXPLOITATION:

         (1) Mail.com will designate an Mail.com contact whose function will be to act as the Mail.com liaison with a member of NBC's production team to be designated by NBC. The Mail.com liaison will work with the NBC liaison to coordinate the production, orchestration and hosting of the NBC e-mail service requested by NBC hereunder.

         (2) Except for the right to operate the NBC email site as described herein, Mail.com will have no rights of any kind, including intellectual property rights, in (i) any material, including any text, graphics, audio, video, photos or software, provided to Mail.com, or primarily created, by NBC or its affiliates, licensers or suppliers (the "NBC Material") or (ii) any material, including any text, graphics or story ideas, concepts or characters, which is based upon, or derived from, NBC Material (i.e., any "derivative" thereof).

         (3) NBC acknowledges that Mail.com owns all title to and all ownership rights to the underlying source code and object code for the NBC email service. The NBC "look & feel" aspects of the user interface of the NBC email site shall remain the sole property of NBC. NBC shall retain all title to all other aspects of the NBC email service that are created and/or contributed by NBC that relate to the NBC "look and feel" (e.g., the brand features) except any underlying source or object code which is created and/or contributed by Mail.com in order to utilize such NBC material for the purposes described herein.

(i)      REGISTRATIONS:

         (1) PROCESS: All NBC email users who are 18 years of age or over shall be required to register and to provide basic personal information about themselves, including, at a minimum, name, age, gender, email address and password themselves ("Registration Information"). Mail.com and NBC shall mutually agree upon (i) all other aspects of the registration process including how to handle users not 18 years or older and (ii) whether any additional information will be requested from users in connection therewith. Mail.com shall provide NBC, on a quarterly basis, with updates which provide NBC with all Registration Information collected by Mail.com during the past quarter. All collection and use of any information from users of the NBC email, whether through the registration process or otherwise, shall be subject to a privacy policy to be mutually agreed upon by NBC and Mail.com which privacy policy will, at a minimum, inform users of how such Registration Information may be used by the parties and will provide users with the option of declining to receive any or all of the mailings or other services offered by either party other than banner advertising (the "Privacy Policy"). Each user shall be clearly informed of the terms of the Privacy Policy during the registration process. Neither


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                  party may use any Registration Information in any manner that is not strictly in compliance with the terms of the Privacy Policy.


         (2) OWNERSHIP OF REGISTRATION INFORMATION: NBC and Mail.com shall jointly own all Registration Information and other information collected from users in connection with the registration process for the NBC email described herein. Subject to (i) the strict compliance with the terms of the Privacy Policy mutually agreed to by NBC and Mail.com described above, Mail.com shall be permitted to use such Registration Information for the marketing and other purposes contemplated by the NBC.com Agreement, provided that neither party shall disclose or otherwise transfer the Registration Information, other than in summary form if the Privacy Policy so permits, to any third party which is not either an affiliate of or controlled by such party. Mail.com will get prior written approval from NBC for use of Registration Information outside of what is contemplated by this Agreement

(j) ADVERTISING. Except as described below, Mail.com will be responsible for selling all advertising on the site on which the NBC email service is actually located. Mail.com will use best commercially reasonable efforts to sell such advertising, and if any such inventory remains unsold, then each party shall have the right to use one-third (1/3) of such unsold inventory for its own purposes subject to the restrictions described herein and the final one third (1/3) of such unsold inventory shall be used to promote the NBC email service. NBC and Mail.com will coordinate their advertising efforts so that they can avoid confusion in the marketplace. Mail.com will (i) comply with all Mail.com advertising standards as well as any and all relevant NBC Advertising Standards, including any amendments thereto, (ii) not act as a representative for NBC or any NBC content or property in the advertising marketplace, (iii) not sell advertising appearing on the co-branded site to any of the "Excluded Companies" described in Exhibit A hereto, and (iv) not permit any such advertising to refer to, or imply an endorsement of any kind by, NBC or any of NBC's properties, talent or licensers. In addition, all such advertising will comply with any applicable NBC guidelines regarding the use of intellectual property related to any NBC television show or its talent's likenesses and images and any other requirement related thereto. Notwithstanding the foregoing, if Mail.com has excess inventory and NBC brings an advertiser to Mail.com which advertiser purchases advertising in connection with the NBC email service, then Mail.com shall pay NBC a selling commission of xx% of the gross advertising revenue that Mail.com collects in connection with such advertising; after NBC's commission has been paid, Mail.com shall subtract an additional xxxx percent (xx%) from such gross advertising revenues as its commission in connection with creating, selling and fulfilling such advertising.

(k)      DIRECT PROMOTION AND SPECIAL DELIVERY:

         (1) DESCRIPTION. Mail.com has the ability to distribute (i) promotional and other materials which are sent as email messages directly to users' email folders ("Direct Promotions") and (ii) special content that is delivered to users' email boxes (e.g., newsletters) for those users that elect to subscribe to such content ("Special Delivery Services"). Any deliveries of Direct Promotions and Special Delivery Services that Mail.com wishes to deliver to the users of NBC email must be approved, in writing, in advance by NBC, which will not be unreasonable withheld by NBC for any reason, and must be conducted in compliance with the terms of the Privacy Policy or Mail.com must communicate a customer support or service message. Mail.com shall not (i) represent or imply that any Direct Promotions or Special Delivery Services are from NBC without NBC's prior approval or (ii) include any content or promotion material from any of the Excluded Companies in the Direct Promotions or Special Delivery Services sent to the NBC email users. NBC acknowledges that Mail.com shall have the sole right to sell any advertising or promotions related to the Direct Promotions and Special Delivery Services which Mail.com delivers as described above. Notwithstanding the foregoing, Mail.com acknowledges that NBC may independently offer and sell its own direct promotions and special content services (e.g., a NBC newsletter or MSNBC news briefs) via email to the users of the NBC email service and Mail.com shall not share in any revenue collected in connection therewith; provided, however, that in such situations, Mail.com shall have no obligation to assist NBC in such process in any way other than by removing any technical restraints used by Mail.com which would prevent NBC from conducting such activities (e.g., removing any "spam" filters), unless NBC and Mail.com mutually agree to the contrary.


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

         (2) ADVERTISING RESTRICTIONS Mail.com will use best commercially reasonable efforts to sell the relevant direct promotion and advertising, and if any such inventory remains unsold, then each party shall have the right to use one-third (1/3) of such unsold inventory for its own purposes subject to the restrictions described herein and the final one third (1/3) of such unsold inventory shall be used to promote the NBC's email service. NBC and Mail.com will coordinate their direct promotion and advertising efforts so that they can avoid confusion in the marketplace. Mail.com will (i) comply with all Mail.com direct promotion and advertising standards as well as any and all relevant NBC Advertising Standards, including any amendments thereto, (ii) not act as a representative for NBC or any NBC content or property in the direct promotion or advertising marketplace, (iii) not sell direct promotions or advertising appearing on the co-branded site to any Excluded Companies, and (iv) not permit any such direct promotion or advertising to refer to, or imply an endorsement of any kind by, NBC or any of NBC's properties, talent or licensers. In addition, all such direct promotion and advertising will comply with any applicable NBC guidelines regarding the use of intellectual property related to any NBC television show or its talent's likenesses and images and any other requirement related thereto.

(l) NBC.COM PROMOTION. NBC agrees to make good faith efforts to reference the NBC email service available via NBC.com within appropriate NBC on-air promotion of NBC.com. NBC will reference that NBC email is powered by email.com but will not contain any Mail.com branding or specific textual descriptions or acknowledge that Mail.com powers the NBC email service. While it can make no assurances, NBC will use good faith efforts to allocate such on-air promotion to prime-time, late night, and Saturday morning programming. All on-air promotion, and the nature thereof, shall be at NBC's sole discretion. NBC also agrees to make commercially reasonable efforts to promote and market the NBC email service when promoting and marketing the NBC.com site on-line or in print. Such on-line and print promotions and marketing promotions shall acknowledge that Mail.com's email.com powers the NBC email and service. NBC agrees that it shall make commercially reasonable efforts to cooperate with Mail.com concerning the nature of such on-line and print promotions and marketing efforts, but NBC shall have the right of final approval thereof. NBC also agrees that is will make commercially reasonable efforts to adjust such on-line and print promotions, as well as any on-air promotion which NBC chooses to run as described above, based upon user response and to release them in a balanced quarterly manner throughout the initial term of the NBC.com Agreement. NBC also agrees that at a minimum Mail.com will receive comparable or better promotion than other NBC partners providing comparable business terms. NBC also agrees to provide at least three days notice to Mail.com prior to any promotion in which a significant rise in email service signups is expected.

(m) PUBLICITY. Upon completion of the definitive agreements contemplated herein, NBC and Mail.com will issue a mutually agreeable joint press release and any other mutually agreed upon promotional materials regarding the relationship described in such agreements. Neither party will make any press release or public statement about the transactions described herein without the approval of the other party.

(n) EMAIL ADDRESS SELECTION. Users will be offered the email address choice "email.com". In the event of expiration of this Agreement, Mail.com shall stop offering services to new users at the Email Site but will continue to support services for all users who signed-up during the Term unless specified to the contrary in the Termination section 3.


2.       INTERACTIVE NEIGHBORHOOD ("NBC-IN")

a) DESCRIPTION OF NBC-IN MAIL LOCAL SITE. NBC-IN will feature email.com as a provider of NBC-IN email service. Users of web sites operated by participating NBC Television Network affiliates (the "Affiliates") will be provided with an NBC-IN menu that features a link through which users will be able to access a customized and localized jump page containing certain material which is relevant to such user and his local area, including the branding of each user's relevant Affiliate, and access to the NBC-IN email service (the "NBC-IN Mail Local Site"). Such NBC-IN Mail Local Site will be operated by Mail.com, provided that such site will be surrounded by a frame which will be controlled by NBC-IN. Within 90 days after launch, NBC-IN and Mail.com shall


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         create a system whereby the NBC-IN Mail Local Site shall recognize the affiliate via which the user reached the site.

b) NBC-IN BRANDING. The site containing the NBC-IN email service shall be branded similar to Snap's email.com branding but shall also include a specific NBC-IN branded logo provided by NBC-IN at NBC's sole discretion which shall be linked back to the NBC-IN site. When the user enters the NBC-IN Mail Local Site via NBC-IN, they will see NBC-IN branding, including the appropriate NBC Affiliate brand and the NBC-IN logo. This may be accomplished by a frameset at the bottom of the page surrounding the email service or by a tag stored based on where the user signed up from. The NBC-IN and Affiliate branding will travel with the user as they go through the site and will link back to the NBC-IN home page. A "email.com" logo mention will also occur at the bottom of each page of the NBC-IN Mail Local Sites. All other co-branding design decisions will be subject to the mutual agreement of the parties

c)       GENERAL FEATURES: See 1(d) Above

d)       USAGE CONDITIONS: See 1(e) Above

e)       UNIVERSAL REGISTRATION: See 1(e) Above

f)       CUSTOMER SERVICE: See 1(f) Above

g)       OPERATIONS, OWNERSHIP AND EXPLOITATION: See 1(g) Above

h)       REGISTRATIONS. See 1(h) Above.

i) AFFILIATE DISTRIBUTION. NBC will offer links to the NBC-IN Mail Local Site to its Affiliates as part of the NBC-IN package. However, in some instances such Affiliates may already have a relationship with an email provider or choose not to accept the NBC-IN Mail Local Site. If this is the case, NBC-IN may provide the NBC-IN service to the Affiliates without a link to the NBC-IN Mail Local Site.

j) ADVERTISING. Except as described below, Mail.com will be responsible for selling all advertising on the site on which the NBC email service is actually located. Mail.com will use commercially reasonable efforts to sell such advertising, and if any such inventory remains unsold, then each party shall have the right to use one-third (1/3) of such unsold inventory for its own purposes subject to the restrictions described herein and the final one third (1/3) of such unsold inventory shall be used to promote the NBC-IN Mail Local Sites. NBC and Mail.com will coordinate their advertising efforts so that they can avoid confusion in the marketplace. Mail.com will (i) comply with all Mail.com advertising standards as well as any and all relevant NBC Advertising Standards, including any amendments thereto, (ii) not act as a representative for NBC-IN, the Affiliates or any NBC content or property in the advertising marketplace, (iii) not sell advertising appearing on the co-branded site to any of the Excluded Companies, and
         (iv) not permit any such advertising to refer to, or imply an endorsement of any kind by, NBC-IN, the Affiliates or any of NBC's properties, talent or licensers. In addition, all such advertising will comply with any applicable NBC guidelines regarding the use of intellectual property related to any NBC television show or its talent's likenesses and images and any other requirement related thereto. Notwithstanding the foregoing, if Mail.com has excess inventory and NBC-IN brings an advertiser to Mail.com which advertiser purchases advertising in connection with the NBC-IN Mail Local Site, then Mail.com shall pay NBC a selling commission of xx% of the gross advertising revenue that Mail.com collects in connection with such advertising; after NBC's commission has been paid, Mail.com shall subtract an additional xxxx percent (xx%) from such gross advertising revenues as its commission in connection with creating, selling and fulfilling such advertising.

k)       SALE OF DIRECT PROMOTIONS: See 1(j) above.

l)       PAYMENT PROCESS: See 1(k) above.


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m)       OTHER REVENUE. See 1(l) above.

n) TECHNOLOGY. Mail.com will insure that it can track usage of the NBC-IN Mail Local Sites. Mail.com will provide NBC with a quarterly report of such usage which report will contain data in the form reasonably agreed upon by the parties. In addition, Mail.com will provide any other data and statistics regarding usage and users of the NBC-IN Mail Local Sites which NBC reasonably requests from time to time, provided, that NBC will make commercially reasonable efforts to make no more than one such additional request for information per month.

o)       PUBLICITY. See 1(m) above.

p) NBC-IN ON-AIR PROMOTION. All Affiliates participating in NBC-IN will be required to offer a minimum of 10 on-air promos concerning, or mentions of, the URL address of its own world wide web site per week. NBC shall provide Affiliates with appropriate "calls-to-action" examples to enable such Affiliates to include NBC-IN information as part of such promos or mentions. NBC-IN also agrees that at a minimum Mail.com will receive comparable or better promotion than other NBC partners providing comparable business terms. NBC-IN also agrees to provide at least three days notice to Mail.com prior to any promotion in which a significant rise in email service signups is expected.

q) NBC-IN ONLINE PROMOTION OF THE NBC-IN MAIL LOCAL SITE. A link to the NBC-IN Mail Local Site will either appear on the NBC-IN navigation menu which is provided to the Affiliates by NBC-IN or will be rotated into the menu on an equal basis with other content providers, or otherwise integrated into the affiliate site. A link to the NBC-IN Mail Local Site will also appear on the main NBC-IN home page. Mail.com will provide NBC-IN with regular information and marketing material regarding Mail.com's email service which NBC-IN will provide to the Affiliates for use by the Affiliates in their sole discretion if they choose to promote the NBC-IN Mail Local Site in connection with their own world wide web sites. NBC-IN also agrees to provide at least three days notice to Mail.com prior to any promotion in which a significant rise in email service signups is expected.

r)       EMAIL ADDRESS SELECTION. See 1(n) above.


3.       TERMS AND TERMINATION

3.1 TERM. The term of this Agreement (the "Term") will continue until the Agreement is terminated in accordance with one of the other provisions of this Section 3.

3.2 TERMINATION BY NBC FOR MAIL.COM DISCONTINUATION OF SERVICES OR BANKRUPTCY. NBC shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement as follows:

         3.2.1 Immediately upon notice to Mail.com if (a) all or a substantial portion of the assets of Mail.com are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, (b) a proceeding is commenced by or against Mail.com for relief under bankruptcy or similar laws and such proceeding is not dismissed within 60 days, or
                  (c) Mail.com is adjudged bankrupt; or

         3.2.2 Immediately upon notice to Mail.com if Mail.com (a) has publicly announced that it is discontinuing, or (b) has discontinued for 30 consecutive days, its business that is directed to the development, sale and operation of Internet sites offering email services.

3.3 CONSEQUENCES OF TERMINATION UNDER SECTION 3.2. If this Agreement is terminated by NBC pursuant to Section 3.2, then:


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         3.3.1    Mail.com will transfer all User Data for NBC Email Service
                  Users at the email.com domain name (NBC Email Service User
                  Data), in a format and on a timetable reasonably acceptable to NBC, and all rights in the NBC Email Service User Data and such base of subscribed Users to NBC or to NBC's designee. Following such transfer, NBC will have the unrestricted right to use all NBC Email Service User Data, and Mail.com will have no right to use any NBC Email Service User Data without NBC's express, written consent. Mail.com will incur the reasonable costs of exporting the NBC Email Service User Data in a readable format.

         3.3.2 Mail.com will cooperate in good faith with NBC or its designee to ensure an orderly and expeditious transfer of NBC Email Service User Data from Mail.com to NBC or its designee. NBC acknowledges that Mail.com will not be required to develop any new software code to assist in the transfer process. Both parties anticipate that the transfer will be completed, and that NBC will be in a position to launch a successor email service at a new NBC domain name, within three months after termination (the "Completed Transition"). Until the Completed Transition, the terms of this Agreement, as then in effect, will apply to the continued operation of the NBC Email Service site.

         3.3.3 NBC will retain ownership of the up-front cash payment and all of the Mail.com Common Stock received under this agreement. Furthermore, NBC will thereafter have exclusive right to all User Data and the economic benefit of such Users for their economic life.

3.4 TERMINATION BY NBC FOR CAUSE. NBC shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement as follows:

         3.4.1 Immediately upon notice to Mail.com, such notice to be given no later than 30 days after expiration of the cure period below, if Mail.com commits any material breach of this Agreement other than a breach as a result of a force majeure event (i.e. outside of the reasonable control of Mail.com) and does not remedy such breach, where such breach could be reasonably remedied, within 30 days after receipt by Mail.com of notice specifying the breach and requiring its remedy; or

         3.4.2 Immediately upon notice to Mail.com, such notice to be given no later than 30 days after expiration of the cure period below, if one of the following conditions occurs and such condition is not cured within 30 days after receipt by Mail.com of notice specifying the breach and requiring its remedy: (i) the Unavailability of Email services through NBC Email Service, defined as the inability of Users to access the member area of the NBC EMAIL SERVICE site excluding scheduled outages, exceeds 5% during any calendar month (or, if in a cure period, time in a week); (ii) the Relative NBC Email Service Site Performance, defined as the ratio of (a) time in the month (or, if in a cure period, time in a week) that Users at NBC Email Service are unable to access the member area of NBC Email Service and (b) time in the month (or, if in a cure period, time in a week) that all other members of Mail.com partner email sites are unable to access the member areas of those sites, is less than 90%; or (iii) during any consecutive three months (or, if in a cure period, one week), the average response time to download the complete HTML and graphics for the "check mail" page of the NBC Email Service web email client exceeds two times the average download time for the equivalent page of the top three providers of HTML mail, where
                  (a) the top three providers of HTML mail will be determined by the number of users, (b) response time will be measured by an independent third party such as Keynote (or its equivalent), and (c) the test will be based on the download of the same email.


3.5 CONSEQUENCES OF TERMINATION UNDER SECTION 3.4. If this Agreement is terminated by NBC pursuant to Section 3.4, then:


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         3.5.1    Mail.com will notify all NBC Users that they can (1) transfer their service to a service provided by NBC at a NBC Domain name or (2) continue with their email service provided by Mail.com. Users will have three months to decide. For those users that choose to continue with service provided by NBC, Mail.com will transfer their User Data (NBC Email Service User
                  Data), in a format and on a timetable reasonably acceptable to NBC, and all rights in such NBC Email Service User Data and such base of subscribed Users to NBC or to NBC's designee. Following such transfer, NBC will have the unrestricted right to use such NBC Email Service User Data, and Mail.com will have no right to use such NBC Email Service User Data without NBC's express, written consent. Mail.com will incur the reasonable costs of exporting the NBC Email Service User Data in a readable format.

         3.5.2 Mail.com will cooperate in good faith with NBC or its designee to ensure an orderly and expeditious transfer of such NBC Email Service User Data from Mail.com to NBC or its designee. NBC acknowledges that Mail.com will not be required to develop any new software code to assist in the transfer process. Both parties anticipate that the transfer will be completed, and that NBC will be in a position to launch a successor email service, within three months after termination (the "Completed Transition"). Until the Completed Transition, the terms of this Agreement, as then in effect, will apply to the continued operation of the NBC Email Service site.

         3.5.3 Within ten days after the Completed Transition, NBC will comply with the one of the following two paragraphs at NBC's discretion (Mail.com and NBC acknowledge that this amount is reasonable in liquidated damages and not as a penalty in the event of termination under this section.):

                  3.5.3.1 pay Mail.com an amount in cash equal to 100% of the fair market value of the NBC Email Service User Data for the first 200,000 users transferred to NBC and 50% of the fair market value of the NBC Email Service User Data for the post 200,000 users transferred to NBC, based on the projected economic benefit to Mail.com of such Users for their expected economic life, as determined, prior to the transfer of the NBC Email Service User Data, by a reasonably qualified, independent third party mutually acceptable to NBC and Mail.com (the "Appraised User Value"), or

                  3.5.3.2 transfer back to Mail.com all of the Mail.com Common Stock received under this agreement for no consideration or, at NBC's option, pay Mail.com the fair market value of such shares, as determined by a reasonably qualified, independent third party mutually acceptable to NBC and Mail.com (the "Appraised Stock Value"), or

                  3.5.3.3 NBC will not offer the users the option to transfer, and Mail.com will retain exclusive right to all User Data and the economic benefit of such Users for their economic life. NBC will retain ownership of the full amount of the up-front cash payment and a pro-rata amount of all of the Mail.com Common Stock received under this agreement. The pro-rata amount will be based on the amount of months that the email service was offered by NBC out of 24 months (i.e., if the email service was offered for 16 months then NBC would have to return 8 divided by 24 or one third of the Mail.com Common Stock received.

3.6 TERMINATION BY NBC UPON CHANGE IN CONTROL. NBC shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement upon ten days' notice to Mail.com, which may be delivered at any time within nine months after a controlling interest in Mail.com is purchased or otherwise transferred to any Excluded Company or (ii) any company that intentionally and regularly provides, or that any of its affiliates intentionally and regularly provide, Adult Content to its users. For purposes hereof, the term "Adult Content" shall mean any material which is pornographic or which contains nudity, explicit sexual material or depiction's of sexual acts any of which is beyond that normally broadcast over the NBC Television Network.

3.7 CONSEQUENCES OF TERMINATION UNDER SECTION 3.6. If this Agreement is terminated by NBC pursuant to Section 3.6, then:

         3.7.1 Mail.com will transfer all NBC Email Service User Data, in a format and on a timetable reasonably acceptable to NBC, and all rights in the NBC Email Service User Data and such base of subscribed Users to NBC or to NBC's designee such that NBC can continue the service at a NBC domain name. Following such transfer, NBC will have the unrestricted right to use all NBC Email Service User Data, and Mail.com will have no right to use any NBC Email Service User Data without NBC's express, written consent. Mail.com will incur the reasonable costs of exporting the NBC Email Service User Data in a readable format.

         3.7.2 Mail.com will cooperate in good faith with NBC or its designee to ensure an orderly and expeditious transfer of NBC Email Service User Data from Mail.com to NBC or its designee. NBC acknowledges that Mail.com will not be required to develop any new software code to assist in the transfer process. Both parties anticipate that the Completed Transition will be completed within three months after termination. Until the Completed Transition, the terms of this Agreement, as then in effect, will apply to the continued operation of the NBC Email Service site.

         3.7.3 Within ten days after the Completed Transition, NBC will comply with the one of the following three paragraphs at NBC's discretion: (Mail.com and NBC acknowledge that this amount is reasonable in liquidated damages and not as a penalty in the event of termination under this section).:

                  3.7.3.1 pay Mail.com an amount in cash equal to 100% of the fair market value of the NBC Email Service User Data for the first 200,000 users transferred to NBC and 50% of the fair market value of the NBC Email Service User Data for the post 200,000 users transferred to NBC, based on the projected economic benefit to Mail.com of such Users for their expected economic life, as determined, prior to the transfer of the NBC Email Service User Data, by a reasonably qualified, independent third party mutually acceptable to NBC and Mail.com (the "Appraised User Value"), or

                  3.3.7.3.2transfer back to Mail.com all of the Mail.com Common
                           Stock received under this agreement for no consideration or, at NBC's option, pay Mail.com the fair market value of such shares, as determined by a reasonably qualified, independent third party mutually acceptable to NBC and Mail.com (the "Appraised Stock Value"), or

                  3.7.3.3 Mail.com will retain exclusive right to all User Data and the economic benefit of such Users for their economic life. NBC will retain ownership of the full amount of the up-front cash payment and a pro-rata amount of all of the Mail.com Common Stock received under this agreement. The pro-rata amount will be based on the amount of months that the email service was offered by NBC out of 24 months (i.e., if the email service was offered for 16 months then NBC would have to return 8 divided by 24 or one third of the Mail.com Common Stock received.


3.8 TERMINATION BY NBC FOR CONVENIENCE. Beginning two years after NBC has offered the email service to its users, NBC shall have the right to terminate this Agreement for any reason (or for no reason) upon thirty days' notice to Mail.com.

3.9 CONSEQUENCES OF TERMINATION UNDER SECTION 3.8. If this Agreement is terminated by NBC pursuant to Section 3.8:

         3.9.1 NBC can at its sole discretion choose one of the two following alternatives:

         3.9.1.1 NBC can choose to no longer provide email functionality through its website. In such case the Agreement will terminate. NBC will retain the up-front cash payment and the Mail.com Common Stock received under this agreement. Mail.com will continue to provide service to the users and Mail.com will thereafter have exclusive right to all User Data and the economic benefit of such Users for their economic life, or

         3.9.1.2 NBC can choose to continue to provide email service to NBC Users as follows:

                  Mail.com will transfer all NBC Email Service User Data, in a format and on a timetable reasonably acceptable to NBC, and all rights in the NBC Email Service User Data and such base of subscribed Users to NBC or to NBC's designee such that NBC can continue the service at a NBC domain name. Following such transfer, NBC will have the unrestricted right to use all NBC Email Service User Data, and Mail.com will have no right to use any NBC Email Service User Data without NBC's express, written consent. NBC will reimburse Mail.com for its reasonable costs related to transferring such NBC Email Service User Data.

                  Mail.com will cooperate in good faith with NBC or its designee to ensure an orderly and expeditious transfer of NBC Email Service User Data from Mail.com to NBC or its designee. NBC acknowledges that Mail.com will not be required to develop any new software code to assist in the transfer process. Both parties anticipate that the Completed Transition will be completed within three months after termination. Until the Completed Transition, the terms of this Agreement, as then in effect, will apply to the continued operation of the NBC Email Service site.

                  Within ten days after the Completed Transition, NBC will:

                           3.9.1.2a pay Mail.com an amount in cash equal to the
                                    Appraised User Value (Mail.com and NBC
                                    acknowledge that this amount is reasonable in liquidated damages and not as a penalty in the event of termination under this section.); and

                           3.9.1.2b transfer back to Mail.com all of the
                                    Mail.com Common Stock received under this agreement for no consideration or, at NBC's option, pay Mail.com the Appraised Stock Value of the such Shares.

3.10     TERMINATION BY MAIL.COM OR NBC UPON CHANGE IN CONTROL OF NBC.COM OR NBC
         IN: Both parties shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement upon ten days' notice to the other party, which may be delivered at any time within nine months after a controlling interest in NBC.com of NBC IN is purchased or otherwise transferred to another Company .

3.11 CONSEQUENCES OF TERMINATION UNDER SECTION 3.10: If this Agreement is terminated by Mail.com pursuant to Section 3.10, then:

         3.11.1 Mail.com will transfer all NBC Email Service User Data, in a format and on a timetable reasonably acceptable to NBC, and all rights in the NBC Email Service User Data and such base of subscribed Users to NBC or to NBC's designee. Following such transfer, NBC will have the unrestricted right to use all NBC Email Service User Data, and Mail.com will have no right to use any NBC Email Service User Data without NBC's express, written consent. Mail.com will incur the reasonable costs of exporting the NBC Email Service User Data in a readable format.

         3.11.2 Mail.com will cooperate in good faith with NBC or its designee to ensure an orderly and expeditious transfer of NBC Email Service User Data from Mail.com to NBC or its designee such that NBC can continue the service at a NBC domain name. NBC acknowledges that Mail.com will not be required to develop any new software code to assist in the transfer process. Both parties anticipate that the Completed Transition will be completed within three months after termination. Until the Completed Transition, the terms of this Agreement, as then in effect, will apply to the continued operation of the NBC Email Service site.

         3.11.3 Within ten days after the Completed Transition, NBC will comply with the one of the following three paragraphs at NBC's discretion: (Mail.com and NBC acknowledge that this amount is reasonable in liquidated damages and not as a penalty in the event of termination under this section).:

                  3.11.3.1 pay Mail.com an amount in cash equal to 100% of the fair market value of the NBC Email Service User Data for the first 200,000 users transferred to NBC and 50% of the fair market value of the NBC Email Service User Data for the post 200,000 users transferred to NBC, based on the projected economic benefit to Mail.com of such Users for their expected economic life, as determined, prior to the transfer of the NBC Email Service User Data, by a reasonably qualified, independent third party mutually acceptable to NBC and Mail.com (the "Appraised User Value"), or

                  3.11.3.2 transfer back to Mail.com all of the Mail.com Common
                           Stock received under this agreement for no consideration or, at NBC's option, pay Mail.com the fair market value of such shares, as determined by a reasonably qualified, independent third party mutually acceptable to NBC and Mail.com (the "Appraised Stock Value"), or

                  3.11.3.3 Mail.com will retain exclusive right to all User Data and the economic benefit of such Users for their economic life. NBC will retain ownership of the full amount of the up-front cash payment and a pro-rata amount of all of the Mail.com Common Stock received under this agreement. The pro-rata amount will be based on the amount of months that the email service was offered by NBC out of 24 months (i.e., if the email service was offered for 16 months then NBC would have to return 8 divided by 24 or one third of the Mail.com Common Stock received.

3.12 CONSEQUENCES OF TERMINATION UNDER SECTION 3.10: If this Agreement is terminated by NBC pursuant to Section 3.10, then:

         3.12.1 NBC can at its sole discretion choose one of the two following alternatives:

         3.12.1.1 NBC can choose to no longer provide email functionality through its website or that of its new parent. In such case the Agreement will terminate. Mail.com will continue to provide service to the users and Mail.com will thereafter have exclusive right to all User Data and the economic benefit of such Users for their economic life. NBC will retain ownership of the full amount of the up-front cash payment and a pro-rata amount of all of the Mail.com Common Stock received under this agreement. The pro-rata amount will be based on the amount of months that the email service was offered by NBC out of 24 months (i.e., if the email service was offered for 16 months then NBC would have to return 8 divided by 24 or one third of the Mail.com Common Stock received., or

         3.12.1.2 NBC can choose to continue to provide email service to NBC Users as follows:

                  Mail.com will transfer all NBC Email Service User Data, in a format and on a timetable reasonably acceptable to NBC, and all rights in the NBC Email Service User Data and such base of subscribed Users to NBC or to NBC's designee such that NBC can continue the service at a NBC domain name. Following such transfer, NBC will have the unrestricted right to use all NBC Email Service User Data, and Mail.com will have no right to use any NBC Email Service User

                  Data without NBC's express, written consent. NBC will reimburse Mail.com for its reasonable costs related to transferring such NBC Email Service User Data.

                  Mail.com will cooperate in good faith with NBC or its designee to ensure an orderly and expeditious transfer of NBC Email Service User Data from Mail.com to NBC or its designee. NBC acknowledges that Mail.com will not be required to develop any new software code to assist in the transfer process. Both parties anticipate that the Completed Transition will be completed within three months after termination. Until the Completed Transition, the terms of this Agreement, as then in effect, will apply to the continued operation of the NBC Email Service site.

                  Within ten days after the Completed Transition, NBC will:

                           3.12.1.2a pay Mail.com an amount in cash equal to the
                                     Appraised User Value (Mail.com and NBC
                                     acknowledge that this amount is reasonable in liquidated damages and not as a penalty in the event of termination under this section.); and

                           3.12.1.2b transfer back to Mail.com all of the
                                     Mail.com Common Stock received under this agreement for no consideration or, at NBC's option, pay Mail.com the Appraised Stock Value of the such Shares.

3.13 TERMINATION BY MAIL.COM FOR CAUSE. Mail.com shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement as follows:

         3.13.1 Immediately upon notice to NBC, such notice to be given no later than 30 days after expiration of the cure period below, if NBC commits any material breach of this Agreement other than a breach as a result of a force majeure event (i.e. outside of the reasonable control of NBC) and does not remedy such breach, where such breach could be reasonably remedied, within 30 days after receipt by NBC of notice specifying the breach and requiring its remedy; or

         3.13.2 Immediately upon notice to NBC if (a) all or a substantial portion of the assets of NBC are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, (b) a proceeding is commenced by or against NBC for relief under bankruptcy or similar laws and such proceeding is not dismissed within 60 days, or (c) NBC is adjudged bankrupt.

3.14 CONSEQUENCES OF TERMINATION UNDER SECTION 3.13. If this agreement is terminated by Mail.com pursuant to Section 3.13.1 or 3.13.2, then NBC will transfer back to Mail.com all of the Mail.com Common Stock received under this agreement for no consideration or, at NBC's option, pay Mail.com the Appraised Stock Value of the such Shares. In addition, if this agreement is terminated by Mail.com pursuant to Section 3.13.1 then NBC will pay to Mail.com the amount received by NBC as Upfront cash payment. Furthermore, Mail.com will thereafter have exclusive right to all User Data and the economic benefit of such Users for their economic life. NBC can require that such users log in to their email service in the same manner as during the term of the agreement.

4        PAYMENT

4.1 CASH PAYMENT. In addition to the equity described below, Mail.com shall pay a non-refundable $200,000 fee upon launch of NBC.com and NBC.-IN, the payment shall be as follows: Mail.com shall pay to NBC.com a cash fee of $125,000 payable in 12 monthly installments with $10,490 due on the day of launch and then 11 installments of $10,410 due on a monthly basis thereafter and Mail.com shall pay to NBC-IN a cash fee of $75,000 payable in 12 equal monthly installments with $6,250 due on the day of launch and then 11 installments of $6,250 due on a monthly basis thereafter.

4.2 NBC.COM AND NBC-IN EQUITY: In consideration for the foregoing, NBC.com and NBC-IN ("NBC Sites") will be granted a total of $1,050,000 worth of the Mail.com's Class A Common Stock (the "Common Stock") issued at a value of $5.00 per share as follows:

Mail.com will grant to the NBC Sites a minimum of 210,000 shares of stock. These will be granted as follows: 110,000 upon launch, and then 12,500 per quarter for the 8 quarters subsequent to launch. Shares will be split between NBC.com and NBC-IN at NBC's discretion. Mail.com will provide detailed reporting such that NBC will know where their sign-ups were derived.

The NBC Sites will be entitled to earn additional stock ownership in Mail.com or interest in Users as follows: After the NBC Sites have qualified for 250,000 shares based on the Sign Up Share Allocation below, they will (a) earn additional shares under the Sign Up Share Allocation (i)/(ii) below if still applicable or (b) they will earn a 50% interest on such subsequent sign ups ("NBC Revenue Users" or "NBC Excess Users") as described below in Section 4.4, to be decided at NBC's discretion upon qualifying for 250,000 shares.

         (The "Sign Up Share Allocation"):

         (i) for every new sign up at email.com through December 31, 1999 generated from Snap, NBC.com and NBC-IN, Mail.com will grant
                  1.25 shares to the respective party up to 2,000,000 such sign ups,

         (i) thereafter, for every new sign up at email.com through December 31, 2000 generated from Snap, NBC.com and NBC-IN, Mail.com will grant 0.50 shares to the respective party up to 4,000,000 cumulative sign ups.

         (ii) These share amounts reflect Mail.coms 2:1 stock split on October 2, 1998. All shares under this agreement will be adjusted for all stock splits or reverse stock splits as they occur.

4.4 PAYMENTS TO NBC. Mail.com will pay NBC xx% of the Profit earned from the NBC Revenue Users as follows:

         4.4.1 "NBC Sharing Percentage" for a particular quarter means the number of NBC Revenue Users at the end of such quarter as a percentage of the total number of NBC Users at the end of such quarter.

         4.4.2 "NBC Total Revenue" means the total money collected by Mail.com from NBC users, including without limitation any money collected from the promotions and subscriptions, less refunds.

         4.4.3 "NBC Allocated Expenses" means the expenses incurred by Mail.com to generate the NBC Total Revenue, which includes (i) any direct costs such as hardware, bandwidth, and customer service and (ii) any pro rata allocation of overhead items such as general and administrative expenses, sales expenses, research and development, marketing, depreciation and amortization, etc. which reasonably benefited the NBC service. Such pro rata allocation of overhead items will be made in proportion to the NBC Users as a fraction of the total Mail.com users across its network of Mail.com and partner sites. NBC has the right to audit the allocation of overhead items on an annual basis and Mail.com will reasonably adjust the allocation in accordance with the audit. The ratio of NBC Allocated Expenses to NBC Total Revenue will not be less than same ratio across Mail.com's other email partners including NBC.

         4.4.4 The "Profit" earned from the NBC Revenue Users for a particular quarter means (a) the NBC Sharing Percentage for such quarter, times (b) NBC Total Revenue for such quarter minus NBC Allocated Expenses for such quarter

         4.4.5 Within 30 days after the end of each quarter during the Term, Mail.com will pay to NBC xx% of the Profit earned from NBC Revenue Users for such quarter, along with a statement showing the calculation of such amount.

         4.4.6 Mail.com shall deliver revenue and sign-up reports to NBC such that NBC can properly allocate shares and profits between NBC.com and NBC-IN.

4.5 Upon reasonable prior written notice, NBC may cause an independent certified public accountant to, inspect the records of Mail.com which are reasonably related to the calculation of such payments during Mail.com's normal business hours. The fees and expenses charged by any certified public accountant which NBC chooses to hire in connection with the inspection will be paid by NBC, unless the payments made to NBC are determined to have been less than 90% of the payment owed to NBC, in which case Mail.com will be responsible for the payment of the reasonable fees and expenses for such inspection.

4.6 Shares of Common Stock issued in a private placement shall not be subject to a lock-up of any kind except in the event of an IPO in which case shares shall be subject to the usual 180 day underwriter lockup. The issuance of any such shares issued pursuant to a private placement shall be governed by the terms of a Stock Purchase Agreement to be negotiated in good faith between the parties which will include representations, warranties and covenants of the Company and grant rights to NBC, including piggyback and S-3 registration rights and financial information, at least as favorable as those provided to any other investor of comparable size the Company (including, without limitation, Snap LLC). If the parties cannot agree upon the final form of a Stock Purchase Agreement within forty-five (45) days of the date hereof, NBC shall have the option, which may be exercised in its sole discretion, provided it has negotiated in good faith, of immediately terminating this Agreement by providing the Company with written notice of its decision.

5.       MISCELLANEOUS.

         a) This Agreement shall be governed by the laws of the state of New York without reference to conflict of law principles. The parties hereby submit to the jurisdiction of the federal and state courts located in the County of New York, and any action or suit under this Agreement shall only be brought by the parties in any federal or state court with appropriate jurisdiction over the subject matter established or settled in the County of New York.

         b) It is expressly understood that this Agreement does not create any partnership, joint venture or employment relationship between the parties, that both parties are acting as independent contractors with respect to each other, and that none of the employees of either party shall be deemed to be employees of the other party for any purpose. Neither party may not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party; provided that NBC may freely assign or transfer this Agreement to any affiliate of NBC upon written notice to Mail.com. This Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by and against the parties hereto and their respective successors and assigns.

         c) This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.




ACKNOWLEDGED AND AGREED:

NBC Multimedia, Inc.                         Mail.com, Inc.

/s/ Robert Meyers                            /s/ Gary Millin
----------------------------------           -----------------------------------

      Robert Meyers                                Gary Millin
----------------------------------           -----------------------------------
Name                                         Name

      Senior Vice President                        President
----------------------------------           -----------------------------------
Title                                        Title

      2/10/99                                      2/8/99
----------------------------------           -----------------------------------
Date                                         Date